Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Reports Fourth Quarter and Full Year 2006 Financial Results

Clifton, NJ — March 15, 2007 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its financial results for the fourth quarter and fiscal year ended December 30, 2006.

Fourth Quarter of 2006

The Company reported total net sales of $956.8 million for the quarter, a 3.9% increase over the same quarter in 2005.  This increase in net sales resulted from the opening of new store locations, partially offset by a decrease in comparable store sales for the quarter of 0.2%.  For the prior year period, the Company reported a comparable store sales decrease of 2.3%.  During the holiday shopping season between November 24, 2006 (i.e. Black Friday) and December 30, 2006, the Company generated comparable store sales growth of 3.4%.  This holiday sales trend was primarily driven by a 15.3% comparable store sales performance in the tabletop and housewares business over the same period, offset by weaker sell-through in the higher margin textiles category, where the assortments require longer lead times and are still in the process of being repositioned following the February 2006 acquisition of Linens ‘n Things, Inc. (the “February 2006 Acquisition”).

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization.  As part of its reporting, it also presents Adjusted EBITDA, which excludes the impact of transaction expenses from the February 2006 and other non-recurring or non-cash expenses, and normalizes occupancy costs for certain purchase accounting and rent-related adjustments.  For the quarter, the Company generated Adjusted EBITDA of $58.1 million compared to Adjusted EBITDA of $109.7 million in the fourth quarter of 2005.

Fourth quarter Adjusted EBITDA was impacted negatively by a 320 basis point reduction in gross margin compared to the prior year period.  In addition to the impact from the merchandise mix shift towards housewares and key items and away from textiles, this reduction in gross margin also reflected markdown activity from the continued efforts to clear pre-February 2006 Acquisition inventories that are not part of the Company’s long-term merchandising strategy.  Furthermore, while the holiday season marketing efforts drove significant traffic to the stores, a much larger proportion of the business was done on promotion than anticipated.  As the assortments continue to be repositioned in the textiles, home décor and window treatments categories, all of which have longer lead times than the housewares business, the Company expects to generate more gross margin dollars from these high-impact marketing events as guests find an increasingly appealing offering throughout the store.  Finally, Adjusted EBITDA for the quarter was also negatively impacted by a shift of marketing expenses towards the holiday selling season compared to the year-ago period.

The Company generated a net loss for the fourth quarter of 2006 of $22.5 million compared with net earnings of $45.0 million in the fourth quarter of 2005.  The net loss for the fourth quarter of 2006 is after impairment charges of $31.1 million, net of an associated income tax benefit of $12.0 million.  The net loss for the fourth quarter of 2005 is after an impairment charge of $4.1 million, net of an associated income tax benefit of $1.5 million.

“While we realize that there remains much work to be done to solidify our long-term growth prospects, we were encouraged by certain aspects of our fourth quarter performance,” said Robert DiNicola, Chairman and Chief Executive Officer.  “Our comparable store sales have been essentially flat in the three quarters since the February 2006 Acquisition and, more importantly, our sales trends improved during the all-important holiday selling season this year, when we believe our opportunity to leave an improved impression on our guests is greatest.”  Mr. DiNicola added, “We are actively focused on improving our overall assortments, particularly in textiles and home décor. This is in order to more effectively offer our guests a more comprehensive assortment of merchandise, thus creating the opportunity for us to improve our sales and gross margin.”

For the fourth quarter, the Company generated cash from operating activities of $213.9 million, ending the quarter with an asset-backed revolver balance of $37.8 million, cash on hand of $12.5 million and excess availability under its revolving credit facility

of $403.9 million.   Generation of cash in the fourth quarter primarily reflects the customary sell-through of inventories during fourth quarter holiday season.  At December 30, 2006, the Company had $689.9 million of total long-term debt outstanding, including the revolver balance.  For the fourth quarter of 2006, the Company had capital expenditures of $17.5 million.

Cost Containment Initiatives

Mr. DiNicola also added, “We also recognized that, prior to the February 2006 Acquisition, our expense structure was allowed to grow significantly during a period of declining sales performance.  As we continue to optimize the merchandising and marketing mix, we have also implemented a disciplined fiscal strategy to reduce administrative costs and better focus our capital expenditures.”

More specifically, during January 2007, the Company undertook initiatives that are expected to result in approximately $25 million of cost savings in 2007 from the elimination of certain excess administrative expenses, both payroll and non-payroll related.  In addition, the Company expects its capital expenditures to be approximately $40 million in 2007 compared to $77 million in 2006.  The reduction in capital expenditures relates primarily to a reduced new store opening plan of approximately 20 stores in 2007 compared to 31 stores opened in 2006.

During the fourth quarter of 2006, the Company opened ten stores and closed zero stores as compared with opening sixteen stores and closing one store during the fourth quarter of 2005.  Store square footage increased approximately 4.7% to 18.9 million at December 30, 2006 compared with 18.1 million at December 31, 2005.

Fifty-Two Weeks Ended December 30, 2006

Net sales for the fifty-two week period ended December 30, 2006 increased 4.6% to $2,819.3 million, as compared with net sales of $2,694.7 million for the same period last year.  Comparable store sales for the fifty-two week period ended December 30, 2006 decreased 0.7%.  For the fifty-two week period ended December 31, 2005, comparable store sales decreased 6.0%.

Net loss for the fifty-two week period ended December 30, 2006 was $154.4 million as compared with net income of $36.0 million for the same period last year.

Adjusted EBITDA for fiscal 2006 was $61.6 million compared with $175.2 million for the prior year.  The reasons for the decline in Adjusted EBITDA are the same as those described above for the fourth quarter of 2006.

Conference Call Details

The Company will host a conference call to report the fourth quarter and full year 2006 financial results on March 15, 2007 at 12:00 pm ET.  To listen to this call, dial: 1-888-694-4702, conference ID 8509718.  Following the completion of the call, a replay will be available through April 5, 2007 by dialing 1-877-519-4471, passcode 8509718.  A webcast of the call will be available on www.lnt.com through April 5, 2007.

Linens ‘n Things, with 2006 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of December 30, 2006, Linens ’n Things operated 571 stores in 47 states and six provinces across the United States and Canada.  More information about Linens ’n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	December 30, 2006	December 31, 2005

	(Successor Entity)	(Predecessor Entity)

Net sales	$956,782	$921,211

Cost of sales, including buying and distribution costs	606,004	553,514

Gross profit	350,778	367,697

Selling, general and administrative expenses
Fixed asset impairment	27,992	4,059
Identifiable intangible asset impairment	3,119	—
Other selling, general and administrative expenses	334,318	290,098

	365,429	294,157

Operating (loss) profit	(14,651)	73,540

Interest income	(53)	(216)
Interest expense	24,391	1,559

Interest expense, net	24,338	1,343

(Loss) income before (benefit) provision for income taxes	(38,989)	72,197
(Benefit) provision for income taxes	(16,530)	27,233

Net (loss) income	$(22,459)	$44,964

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	February 14 to December 30, 2006	January 1 to February 13, 2006	Fiscal Year Ended December 31, 2005

	(Successor Entity)	(Predecessor Entity)	(Predecessor Entity)

Net sales	$2,534,365	$284,971	$2,694,742

Cost of sales, including buying and distribution costs	1,557,011	180,675	1,595,394

Gross profit	977,354	104,296	1,099,348

Selling, general and administrative expenses
Fixed asset impairment	27,992	—	4,059
Identifiable intangible asset impairment	3,119	—	—
Other selling, general and administrative expenses	1,040,023	174,138	1,033,462

	1,071,134	174,138	1,037,521

Operating (loss) profit	(93,780)	(69,842)	61,827

Interest income	(190)	(668)	(894)
Interest expense	79,795	—	4,860

Interest expense (income), net	79,605	(668)	3,966

(Loss) income before (benefit) provision for income taxes	(173,385)	(69,174)	57,861
(Benefit) provision for income taxes	(66,852)	(21,270)	21,879

Net (loss) income	$(106,533)	$(47,904)	$35,982

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 30, 2006	December 31, 2005
	Successor Entity	Predecessor Entity
Assets
Current assets:
Cash and cash equivalents	$12,526	$158,158
Accounts receivable	37,063	43,561
Inventories	793,002	787,283
Prepaid expenses and other current assets	15,308	17,425
Current deferred income taxes	16,815	2,033
Total current assets	874,714	1,008,460
Property and equipment, net	530,829	612,247
Identifiable intangible assets, net	150,044	1,301
Goodwill	267,830	18,126
Deferred financing costs and other noncurrent assets, net	34,517	10,700
Total assets	$1,857,934	$1,650,834
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$260,089	$267,582
Accrued expenses and other current liabilities	186,582	199,024
Current deferred income taxes	—	4,401
Total current liabilities	446,671	471,007
Senior secured notes and other long-term debt	689,876	2,076
Noncurrent deferred income taxes	125,977	54,416
Other long-term liabilities	50,667	273,472
Total liabilities	1,313,191	800,971
Total shareholders’ equity	544,743	849,863
Total liabilities and shareholders’ equity	$1,857,934	$1,650,834

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	February 14 to December 30, 2006	January 1 to February 13, 2006	Fiscal Year Ended December 31, 2005
	Successor Entity	Predecessor Entity	Predecessor Entity
Cash flows from operating activities:
Net (loss) income	$(106,533)	$(47,904)	$35,982
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	114,509	12,642	90,270
Deferred income taxes	(73,641)	(6,646)	(11,265)
Share-based compensation	4,263	12,484	1,243
Amortization of deferred financing charges	3,930	43	154
Loss on sale and disposals of property and equipment	671	—	1,433
Fixed asset impairment	27,992	—	4,059
Identifiable intangible asset impairment	3,119	—	—
Changes in assets and liabilities, net of effect of acquisition:
Decrease (increase) in accounts receivable	8,727	(2,240)	(17,704)
Decrease (increase) in inventories	26,133	(31,886)	(70,657)
Decrease (increase) in prepaid expenses and other current assets	13,482	(12,153)	20,544
Decrease (increase) in identifiable intangible assets and other noncurrent assets, net	124	9,580	(1,360)
(Decrease) increase in accounts payable	(14,493)	7,244	21,411
(Decrease) increase in accrued expenses and other liabilities, net	(6,081)	(3,120)	4,987
Net cash provided by (used in) operating activities	2,202	(61,956)	79,097
Cash flows from investing activities:
Acquisition of the Predecessor Entity, net of cash acquired(1)	(1,205,502)	—	—
Additions to property and equipment	(66,280)	(10,956)	(128,912)
Proceeds from sale of property and equipment	3,100	—	—
Proceeds from return of building purchase option deposit	1,817	—	—
Net cash used in investing activities	(1,266,865)	(10,956)	(128,912)
Cash flows from financing activities:
Issuance of common stock to Linens Investors LLC and others	650,650	—	—
Issuance of floating rate notes	650,000	—	—
Financing and direct acquisition costs	(60,447)	—	—
Premium paid for derivative financial instrument	(700)	—	—
Issuance of common stock under stock incentive plans	—	—	3,614
Federal tax benefit from common stock issued under stock incentive plans	—	4,298	492
Net increase in borrowings under revolving credit faciltiy	37,800	—	—
Decrease (increase) in treasury stock	—	674	(245)
Payments on mortgage note	(54)	(10)	(58)
Net cash provided by financing activities	1,277,249	4,962	3,803
Effect of exchange rate changes on cash and cash equivalents	(60)	125	161
Net increase (decrease) in cash and cash equivalents	12,526	(67,825)	(45,851)
Cash and cash equivalents at beginning of period	—	158,158	204,009
Cash and cash equivalents at end of period	$12,526	$90,333	$158,158

(1)  In connection with the Merger, net cash settlements of approximately $20.0 million and $4.4 million for stock options and restricted stock units, respectively, are included in “Acquisition of the Company, net of cash acquired.”

Net (loss) income reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the table below.

The Company presents EBITDA and Adjusted EBITDA because it considers them as useful analytical tools for measuring its ability to service its debt and generate cash for other purposes. EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the Company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the Company’s operating performance.  EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the thirteen weeks and fifty-two weeks ended December 30, 2006 and December 31, 2005, the following table presents EBITDA reconciled to the Company’s net (loss) income for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

LINENS HOLDING CO. (AND PREDECESSOR)
(In thousands)
(Unaudited)

	Thirteen Weeks	Thirteen Weeks	Fifty-Two Weeks	Fifty-Two Weeks
	Ended	Ended	Ended	Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Net (loss) income	$(22,459)	$44,964	$(154,437)	$35,982
(Benefit)/Provision for income taxes	(16,530)	27,233	(88,122)	21,879
Interest expense, net	24,338	1,343	78,937	3,966
Depreciation and amortization	34,294	24,054	127,151	90,270

EBITDA	19,643	97,594	(36,471)	152,097

Non-cash rent expense (a)	2,627	1,050	11,273	4,739
Non-cash lease transactions (b)	(616)	—	(2,112)	—
Non-cash landlord allowance amortization (c)	(259)	(5,580)	(3,834)	(21,633)
Cash landlord allowances received (d)	2,231	12,252	7,281	28,697

EBITDA after rent related adjustments	23,626	105,316	(23,863)	163,900

Transaction expenses (e)	550	2,422	33,554	3,322
Non-cash fixed asset impairment charge (f)	27,992	2,607	27,992	4,059
Non-cash intangible asset impairment charge (g)	3,119	—	3,119	—
Non-cash fixed asset write-off (h)	255	808	671	1,433
Non-cash stock based compensation (i)	—	425	3,180	1,243
Non-recurring consulting expenses (j)	—	2,361	—	5,412
Accelerated payment of stock options (k)	—	—	9,305	—
Stock option expense (l)	901	—	4,263	—
Executive severance (m)	1,661	—	3,353	—
Visa/MasterCard litigation settlement (n)	—	(2,211)	—	(2,211)
Gain on sale of lease (o)	—	(2,000)	—	(2,000)

Adjusted EBITDA	$58,104	$109,728	$61,574	$175,158

(a)             Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)            Represents non-cash unfavorable lease amortization for leases valued below market as a result of the acquisition of the Company by Apollo

(c)             Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases. Non-cash landlord allowance amortization has the effect of reducing rent expense.

(d)            Represents cash allowances received from landlords at inception of leases.

(e)             Transaction costs represent legal and other merger related expenses.

(f)               Represents the non-cash accelerated write-down of the book value of certain underperforming fixed assets.

(g)            Represents the non-cash accelerated write-down of certain identifiable intangible assets.

(h)            Represents the non-cash disposal of fixed assets for locations that have closed.

(i)                Represents non-cash compensation expense related to prior restricted stock grants.

(j)                Represents non-recurring consulting costs related to a strategic corporate profitability project that began in 2004, was completed in 2005 and was significantly greater in scope and costs than the Company typically incurs or is expected to incur.

(k)             Represents acceleration of compensation expense related to stock option grants as a result of the acquisition of the Company by Apollo Management.

(l)                Represents stock compensation expense related to stock option grants under SFAS 123R.

(m)          Charges related to severance for a former executive coupled with individuals effected under the Company's cost containment initiative.

(n)            Represents the Company's share of the Visa/MasterCard antitrust litigation settlement.

(o)            Represents non-recurring gain from sale of favorable lease.